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                              EXHIBIT 23
                  CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Premier Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-34243) on Form S-4 of Premier Bancorp, Inc., of our report dated February 11, 2003, with respect to the consolidated balance sheets of Premier Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Form 10-K of Premier Bancorp, Inc.

/s/ KPMG LLP
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March 21, 2002
Philadelphia, Pennsylvania